UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 21, 2014

SYMMETRY SURGICAL INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-198596	47-1523659
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3034 Owen Drive, Antioch, TN 30713

(Address of Principal Executive Offices) (Zip Code)

(800) 251-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously announced, Symmetry Medical Inc. (“SMI”) has entered into a Agreement and Plan of Merger, dated as of August 4, 2014, by and among SMI, TecoStar Holdings, Inc. (“Holdings”), Tecomet, Inc. (“Tecomet”) and TecoSym Inc. (‘TecoSym”) (the “Merger Agreement”), whereby Tecomet will acquire SMI’s original equipment manufacturing solutions business by means of the merger of TecoSym with and into SMI (the “Merger”). In connection with the Merger, the surgical supply business of SMI will be spun-off into Symmetry Surgical Inc. (the “Company”), which will be a separate publicly held company following such spin-off.

The board of directors of the Company has formally extended offers to certain individuals to become employed as executive officers of the Company in connection with the spin-off. Subject to the consummation of the spin-off and Merger transaction, the following individuals will be the executive officers of the Company:

Name	Position
Thomas J. Sullivan	President and Chief Executive Officer
David C. Milne	Senior Vice President, Chief Administrative Officer, General Counsel, Corporate Secretary and Chief Compliance Officer
Scott D. Kunkel	Senior Vice President and Chief Financial Officer
Ronda L. Harris	Vice President and Chief Accounting Officer

The current executive officers of SMI who will become employees and executive officers of the Company are Mr. Sullivan, Mr. Milne and Ms. Harris. The current executive officers of SMI who will remain employed by SMI following the Merger are Thomas W. Barrett, Christopher G. Cummins and Steven Hinora. In connection with the spin-off of the Company into a public company that is smaller in size and operation than SMI, organizational decisions to reduce cost and flatten the organization structure have been made to enable investment in growth. The board of directors of the Company and the board of directors of SMI wish to thank the remaining named executive officers of SMI, Fred L. Hite and A.J. Atre, for their service to SMI and wish them the best in their future endeavors.

The additional disclosures in this Current Report on Form 8-K (“Form 8-K”) update and/or supplement the disclosures contained in the definitive proxy statement/prospectus of the Company, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (“SEC”) on September 5, 2014 (as amended, the “proxy statement/prospectus”), and should be read in conjunction with the disclosures contained in the proxy statement/prospectus. Both this Form 8-K and the proxy statement/prospectus should be read in their entirety. To the extent that information in this Form 8-K differs from or updates information contained in the proxy statement/prospectus, the information in this Form 8-K shall supersede or supplement the information in the proxy statement/prospectus. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the proxy statement/prospectus.

The following disclosures update and supplement the corresponding existing disclosures contained under the caption “Quantification of Payments to SMI’s Names Executive Officers – Golden Parachute Compensation” beginning on page 57 of the proxy statement/prospectus:

•	(2) Amounts shown in the table above reflect (i) the amount of severance that will or may become payable to the named executive officer by SMI in connection with the Merger (assuming in all cases that a qualifying termination takes place on January 26, 2015), and (ii) in the case of Messrs. Hite, Barrett and Cummins, a pro-rata annual cash incentive bonus for 2015 that may become payable by SMI. The named executive officers’ entitlements to these payments are described below.

The employment of Messrs. Sullivan and Milne with SMI will be terminated by SMI in connection with the consummation of the Merger and they will each become employees of Symmetry Surgical in connection with the spin-off. The employment of Mr. Hite with SMI will be terminated at the time the Merger is consummated. Under the terms of the executive benefit or severance agreement, as applicable, for each of Messrs. Sullivan, Hite and Milne, because the executive’s employment will be terminated as a result of the Merger, Mr. Sullivan will become entitled to a fixed sum of $2 million (which is approximately $1.5 million less than he would otherwise be entitled to had his employment been terminated a result of a different change in control transaction), Mr. Hite will be entitled to two times his annual base salary and Mr. Milne will be entitled to 1.5 times his annual base salary, as shown in the table above. The applicable amount will be paid to the executive within 60 days of the termination of his employment (that is, the Merger) in a lump sum. Under each executive’s agreement, all or part of the severance amount shown will be payable in the form of shares of SMI common stock if the severance is paid prior to the consummation of the Merger and will be payable in cash if the severance is paid after the consummation of the Merger. For purposes of the table above, the severance amounts payable to Messrs. Sullivan, Hite and Milne are treated as being payable in cash. However, note that the severance amounts payable to Messrs. Sullivan and Milne are expected to be paid in part in the form of shares of common stock of SMI to be issued immediately prior to the consummation of the Merger. For a description of SMI’s severance obligations to Messrs. Sullivan, Hite and Milne other than in connection with the Merger, see “Employment, Executive Benefit and Severance Agreements.”

The severance agreements with each of Messrs. Barrett and Cummins, as amended, provide for 12 months’ of annual base salary continuation in the event that the executive’s employment is terminated by SMI without ‘‘cause’’ or by the executive for ‘‘good reason;’’ provided that if such termination occurs within 12 months following a change in control, such amounts shall be multiplied by 150%. If this severance obligation were triggered with respect to Messrs. Barrett or Cummins, each executive would be expected to receive severance in the amount of $435,000 plus, if applicable, a pro-rated bonus annual cash incentive based on the date of the closing; however, Messrs. Barrett and Cummins are expected to continue in employment with SMI following the Merger.

Under their severance agreements, Messrs. Sullivan, Hite, Barrett, Cummins and Milne would also be entitled to receive a pro-rated annual cash incentive bonus in the event that they experience a qualifying termination, whether or not in connection with a change in control. However, the severance agreements for Messrs. Sullivan, Hite and Milne provide that, if the Merger is consummated, to the extent the obligation to pay their annual cash incentive bonuses is assumed by Symmetry Surgical under the Merger Agreement, SMI has no obligation to pay them a 2014 annual incentive bonus. Because Symmetry Surgical will assume the obligation to pay 2014 annual cash incentive bonuses to Mr. Sullivan and Mr. Milne, SMI will have no obligation to pay them the earned but unpaid 2014 annual cash incentive bonus owed to them if the Merger closes on January 26, 2015. As noted above, Mr. Hite will not continue with SMI or Symmetry Surgical following the Merger and the spin-off. As a result, under the terms of the Merger Agreement, the annual cash incentive bonuses for him, as well as Messrs. Barrett and Cummins, will be paid upon the closing.

For purposes of the table above, we have assumed that SMI will not provide for the participation of Messrs. Sullivan, Hite and Milne in its 2015 annual cash incentive bonus plan and therefore the termination of their employment by SMI in connection with the closing will not trigger an obligation by SMI to pay a pro-rated 2015 annual cash incentive bonus to such named executive officers. The table above assumes that, because the Merger is assumed to close on January 26, 2015, Messrs. Barrett and Cummins would each be paid a pro-rated 2015 annual cash incentive bonuses by SMI of $10,329, which reflect the target amount of their expected 2015 annual cash incentive bonuses multiplied by 26/365. However, Messrs. Barrett and Cummins will continue in employment with SMI following the closing.

•	(4) Under his agreement, if Mr. Hite experiences a qualifying termination in connection with a change in control, he will also be entitled to payments equal to the amount he pays for COBRA continuation coverage, reduced by an amount equal to the payments he made for coverage under the applicable plan or plans immediately prior to his termination of employment, for up to 24 months (rather than 12 months, if the qualifying termination did not occur in connection with a change in control) following his termination of employment. Messrs. Barrett, Cummins and Milne would also be entitled to payments equal to the amount each executive pays for COBRA continuation coverage, reduced by an amount equal to the payments he made for coverage under the applicable plan or plans immediately prior to his termination of employment, for up to 12 months following a qualifying termination, or up to 18 months if the qualifying termination was in connection with a change in control.

Although, the table above assumes that Messrs. Hite, Barrett, Cummins and Milne will receive payment in respect of COBRA continuation in connection with the transaction, because Mr. Milne is expected to be covered by group health, dental and vision plans sponsored by Symmetry Surgical and because Mr. Barrett and Mr. Cummins are expected to continue in employment with SMI following the Merger and to be covered by its group health, dental and vision plans, these amounts are not expected to be paid. Pursuant to the terms of the separation agreement, Symmetry Surgical will assume the COBRA continuation obligations in respect of Mr. Hite following the closing of the Merger.

Mr. Hite is also entitled to reimbursement of or payment for expenses associated with his continued use of his then-current automobile (or a comparable automobile if his lease expires during this period) for up to six months following the termination of employment and outplacement services from a company of his choice for up to one year following his separation date, up to a maximum cost of $30,000. Pursuant to the terms of the separation agreement, Symmetry Surgical will assume these obligations in respect of Mr. Hite following the closing of the Merger

The amount shown in the table above for Mr. Hite is comprised of the following payments: $30,000 in outplacement benefits; $31,192 for 24 months of COBRA payments; and $7,386 for six months of use of a company automobile. The amounts shown in the table above for Messrs. Barrett, Cummins and Milne reflect the value of 12 months of COBRA continuation payments.

The following disclosure replaces the biographical information of Fred L. Hite contained under the caption “Symmetry Surgical Executive Officers Following the Spin-Off and Merger Transaction” beginning on page 103 of the proxy statement/prospectus:

•	Scott D. Kunkel (41) joined SMI in March 2009 and most recently served as Vice President Finance at the Symmetry Surgical division. Following the completion of the spin-off and merger transaction, he will serve as the Senior Vice President and Chief Financial Officer of Symmetry Surgical. Before joining SMI, Mr. Kunkel was the Vice President Finance & Administration and Member at EnergyLogic, LLC from February 2004 to March 2009. Mr. Kunkel came to EnergyLogic from General Electric, where he was a Finance Manager at GE Consumer & Industrial from April 2000 to February 2004. Mr. Kunkel started his career in January 1996 as a Financial Analyst for Ford Motor Company. Mr. Kunkel graduated Magna Cum Laude from the University of Notre Dame with a Bachelor of Business Administration degree and received his MBA from the Indiana University Kelley School of Business.

Mr. Kunkel will also replace Mr. Hite in the table above such disclosure listing executive officers and directors of Symmetry Surgical following the completion of the spin-off and merger transaction. Following the completion of the spin-off and merger transaction, Mr. Kunkel will serve as the Senior Vice President and Chief Financial Officer of Symmetry Surgical. Mr. Hite will not become employed by Symmetry Surgical or become one of its executive officers in connection with the spin-off and the disclosure under “Executive and Director Compensation” beginning on page 111 of the proxy/statement prospectus should be updated accordingly. Mr. Hite remains listed as a named executive officer of Symmetry Surgical in the proxy statement/prospectus because of his position with SMI during the 2013 fiscal year. Mr. Hite will not receive any awards under the Symmetry Surgical 2014 Equity Incentive Plan described on page 121 of the proxy statement/prospectus.

In addition, the following disclosure updates and supplements the corresponding existing disclosure on page 126 of the proxy statement/prospectus contained under the caption “Overview and Outlook” beginning on page 124 of the proxy statement/prospectus:

•	Additionally, we have already implemented actions or have specific plans in place, more fully described below, to adjust Symmetry Surgical’s cost structure upon completion of the spin-off to improve results. For fiscal 2013, Adjusted EBITDA was $9,933 which included $6,189 of general and administrative, selling and marketing and research and development costs allocated from SMI. The following two actions have been approved by the SMI board of directors and are included in senior leadership compensation packages: a 16% reduction in base salary levels for the Chief Executive Officer and Chief Administrative Officer compared to their salary with SMI, and the elimination of the annual cash bonus plan for senior leadership. Additionally, we have already communicated to affected personnel, or have specific plans in place for execution prior to the closing of the Merger, for the elimination of certain positions, including reduced corporate accounting, elimination of global support function managers and other management roles reflecting our goals of creating a flatter organization and the greater availability of the CEO, CFO and other executive officers. Further, we have reasonably estimated reduced third-party professional services fees as a result of a significantly less complex entity and additional cost actions to reduce general and administrative and selling and marketing costs directly attributable to Symmetry Surgical. All of the foregoing cost reductions will be in place at or immediately following closing. The combined estimate is projected to result in cost savings of approximately $2.4 million as compared to fiscal 2013. However, as previously discussed we will no longer be selling one of our Alliance Partners Products which did contribute to the $9.9 million Adjusted EBITDA in 2013. We estimate 2013 Adjusted EBITDA included approximately $1.4 million of profitability which will need to be replaced by growth in other product revenue. Our ability to achieve these results is inherently uncertain, and depends on many factors, which are discussed elsewhere in this proxy statement/prospectus under ‘‘Risk Factors Relating to the Merger Transaction, the Spin-Off and Symmetry Surgical’’ and ‘‘Special Note Regarding Forward Looking Statements.’’

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMMETRY SURGICAL INC.

Date: November 26, 2014	By:	/s/ Thomas J. Sullivan
		Name:	Thomas J. Sullivan
		Title:	Chief Executive Officer